Exhibit 99.1

The Bancorp, Inc. Reports Fourth Quarter and Fiscal 2007 Earnings

Wilmington, DE – February 7, 2008 - The Bancorp, Inc. (“Bancorp”) (Nasdaq NM: TBBK)

Fourth Quarter and Fiscal 2007 Financial highlights:

•	Closed the Stored Value Solutions transaction in the fourth quarter resulting in an increase in transaction account balances of $159.5 million

•	Net income increased 15% over fiscal 2006 to $14.2 million

•	Loans increased 20.8 % in fiscal 2007 to $1.287 billion

Bancorp, a bank holding company, reported net income available to common shareholders for the three months ended December 31, 2007 of $2.9 million, or $0.20 diluted earnings per share, based on 14,382,223 diluted shares, compared to net income available to common shareholders of $3.1 million, or $0.21 diluted earnings per share, based on 14,398,485 diluted shares, for the three months ended December 31, 2006. Bancorp reported net income available to common shareholders for fiscal 2007 of $14.2 million, or $0.98 diluted earnings per share, based on 14,396,069 diluted shares, compared to net income available to common shareholders of $12.3 million, or $0.86 diluted earnings per share, based on 14,304,164 diluted shares, for fiscal 2006.

The provision for loan and lease losses increased to $3.2 million for the fourth quarter of 2007 as compared to $850,000 for the fourth quarter of 2006. Net charge-offs for the fourth quarter of 2007 were $2.4 million of which approximately $2.2 million were for commercial loans and $200,000 was related to a construction loan. The provision for loan and lease losses for the fourth quarter of 2007 increased to $3.2 million from $750,000 for the third quarter of 2007. The allowance for loan and lease losses to total loans was 0.80% at December 31, 2007. Nonperforming assets, which include loans past due 90 days or more still accruing interest, were $9.8 million December 31, 2007 as compared to $668,000 at December 31, 2006.

At December 31, 2007, Bancorp’s total assets were $1.568 billion, an increase of $233 million or 17.5% from December 31, 2006. Loans grew to $1.287 billion, an increase of $221.9 million or 20.8% from those of December 31, 2006, and deposits increased to $1.278 billion, an increase of $209.1 million or 19.5%, from deposits at December 31, 2006. Total common shares outstanding were 14,560,470 at December 31, 2007 and 13,724,023 at December 31, 2006.

Conference Call Webcast

Interested parties can access the LIVE webcast of Bancorp’s Quarterly Earnings Conference Call at 11:00 AM EST on Thursday, February 7, 2008 by clicking on the webcast link on Bancorp’s homepage at www.thebancorp.com. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp’s investor relations website and telephonically until Thursday, February 14, 2008, by dialing 888-286-8010, access code 49214952.

About Bancorp

The Bancorp, Inc. is a financial holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank’s regional community bank division serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com

The Bancorp, Inc.

Financial highlights

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
	(dollars in thousands except per share data)		(dollars in thousands except per share data)
Condensed income statement
Net interest income	$13,550	$11,954	$52,669	$44,273
Provision for loan and lease losses	3,150	850	5,400	2,975
Non-interest income	3,272	1,216	7,614	5,038
Non-interest expense	8,766	6,448	31,205	25,505

Net income before income tax expense	4,906	5,872	23,678	20,831
Income tax expense	1,925	2,679	9,338	8,331

Net income	2,981	3,193	14,340	12,500
Less preferred stock dividends and accretion	(16)	(18)	(68)	(75)
Income allocated to Series A preferred shareholders	(23)	(27)	(115)	(110)

Net income available to common shareholders	$2,942	$3,148	$14,157	$12,315

Basic earnings per share	$0.21	$0.22	$1.02	$0.90

Diluted earnings per share	$0.20	$0.21	$0.98	$0.86

Weighted average shares—basic	14,068,772	13,706,406	13,859,066	13,673,730
Weighted average shares—diluted	14,382,223	14,398,485	14,396,069	14,304,164

	December 31, 2007	September 30, 2007	June 30, 2007	December 31, 2006

Condensed balance sheet
Assets
Federal funds sold	$40,783	$87,394	$136,290	$122,048
Investment securities	122,215	117,790	115,810	115,946
Loans	1,286,789	1,262,333	1,181,391	1,064,819
Allowance for loan and lease losses	(10,233)	(9,527)	(9,387)	(8,400)
Other assets	128,427	50,197	44,309	40,425

Total assets	$1,567,981	$1,508,187	$1,468,413	$1,334,838

Liabilities and shareholders’ equity
Transaction accounts	$864,253	$705,858	$716,202	611,286
Time deposits	414,064	400,066	434,885	457,969

Total deposits	1,278,317	1,105,924	1,151,087	1,069,255
Other borrowings	93,846	233,845	152,823	108,145
Subordinated debt	13,000	—	—	—
Other liabilities	6,558	5,834	7,579	8,530
Shareholder’s equity	176,260	162,584	156,924	148,908

Total liabilities and shareholders’ equity	$1,567,981	$1,508,187	$1,468,413	$1,334,838

	Fourth quarter average 2007	Third quarter average 2007	Second quarter average 2007	Fourth quarter average 2006

Average condensed balance sheet
Assets
Federal funds sold	$31,880	$30,536	$70,432	$61,665
Investment securities	118,313	114,361	112,343	114,406
Loans	1,269,324	1,213,002	1,132,682	990,788
Allowance for loan and lease losses	(9,863)	(9,748)	(9,221)	(7,915)
Other assets	60,842	43,868	37,405	37,514

Total assets	$1,470,496	$1,392,019	$1,343,641	$1,196,458

Liabilities and shareholders’ equity
Transaction accounts	$731,571	$725,666	$743,402	$503,019
Time deposits	423,617	385,387	404,912	495,311

Total deposits	1,155,188	1,111,053	1,148,314	998,330
Total borrowings	144,937	116,144	30,512	42,505
Other liabilities	6,325	6,876	9,977	8,175
Shareholders’ equity	164,046	157,946	154,838	147,448

Total liabilities and shareholders’ equity	$1,470,496	$1,392,019	$1,343,641	$1,196,458

	December 31, 2007 Amount	September 30, 2007 Amount	June 30, 2007 Amount	December 31, 2006 Amount
Loan Portfolio
Commercial	$325,166	$282,339	$256,362	$199,397
Commercial mortgage	369,124	383,397	355,717	327,639
Construction	307,614	314,543	297,007	275,079

Total commercial loans	1,001,904	980,279	909,086	802,115
Direct financing leases, net	89,519	89,564	88,076	92,947
Residential mortgage	50,193	50,553	53,743	62,413
Consumer loans and others	144,882	142,221	130,598	108,374

	1,286,498	1,262,617	1,181,503	1,065,849
Unamortized costs (fees)	291	(284)	(112)	(1,030)

Total loans, net of unamortized fees and costs	$1,286,789	$1,262,333	$1,181,391	$1,064,819

	Three months ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
Selected operating ratios
Return on average assets	0.81%	1.07%	1.04%	1.19%
Return on average equity	7.27%	8.66%	9.15%	8.90%
Net interest margin	3.80%	4.09%	3.90%	4.32%
Efficiency ratio	52.11%	50.11%	51.76%	51.72%
Book value per share	$12.01	$10.76	$12.01	$10.76
Tangible book value per share	$7.78	$10.48	$7.78	$10.48

	As of or for the period ended December 31,
	2007	2006
Asset quality ratios
Nonperforming loans to total loans	0.76%	0.06%
Nonperforming assets to total assets	0.63%	0.05%
Allowance for loan and lease losses to total loans	0.80%	0.79%
Nonaccrual loans	$1,169	$—
Loans 90 days past due still accruing interest	$8,673	$668